W.D. GEHL/GEHL EMPLOYMENT AGREEMENT

WILLIAM D. GEHL/GEHL COMPANY
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made by and between Gehl Company (“GEHL”), a Wisconsin corporation with its principal place of business in West Bend, Wisconsin, and William D. Gehl, (“Executive”) as of June 14, 2004.

RECITALS

        WHEREAS, GEHL wishes to continue to retain the services of Executive as its Chairman of the Board and Chief Executive Officer and Executive desires to continue to serve GEHL in that capacity; and

        NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

        Section 1.    Employment.    GEHL shall employ Executive and Executive shall serve as the Chairman of the Board and Chief Executive Officer of GEHL during the term of employment set forth in Section 2 of this Agreement, and as such term shall be extended as provided herein. Executive shall report only to the Board of Directors of GEHL, and his powers and authority and responsibilities shall be superior to those of any other officer or employee of GEHL or of any subsidiary thereof. Executive agrees, subject to his election as such, to serve as a Director, and as a member of any committee of the Board of Directors of GEHL, during such term of employment.

        If at any time during the term of employment, the Board of Directors of GEHL shall not reelect Executive as Chairman of the Board and Chief Executive Officer of GEHL or shall remove him from such office (other than for cause), or if at any time during the term of employment Executive shall fail to be vested by GEHL with the powers and authority of the Chairman of the Board and Chief Executive Officer of GEHL as described above, Executive shall have the right, by written notice to GEHL, to terminate his services hereunder, effective as of the last day of the month of receipt by GEHL of any such written notice, and Executive shall have no further obligation under this Agreement. Termination by Executive under this Section 1 shall be treated as a termination of employment by GEHL other than for cause and shall be governed by the provisions of Section 4 or 5 of this Agreement, as applicable.

        Section 2.    Term of Employment.    Executive’s “term of employment,” as this phrase is used throughout this Agreement, shall be for the period commencing June 14, 2004, and ending on June 14, 2008 unless Executive’s employment is terminated earlier with the consequences described herein in which event the term of employment shall extend through the date of such termination.

        Section 3.    Compensation.    GEHL shall pay or cause to be paid to Executive during the period commencing June 14, 2004 through the end of the term of employment a minimum base salary of Four Hundred Thirty-two Thousand Three Hundred Dollars ($432,300.00) per annum, payable in twenty-six (26) equal installments (subject to the appropriate withholding items). This salary shall be reviewed at least annually by the GEHL Board of Directors or a committee thereof and increased or decreased in its discretion, subject to the minimum above.

        Section 4.    Termination of Employment.    If Executive’s employment is involuntarily terminated by GEHL during the term of employment for any reason other than (i) cause, as defined below in this Section 4, (ii) circumstances governed by Section 5 hereof or (iii) Executive’s death or disability, Executive shall be entitled to receive, and GEHL shall be obligated to pay, his full base salary set forth in Section 3 above as in effect immediately prior to such termination, for two (2) full years from date of termination. During such year, Executive shall also continue to participate in all group welfare benefit plans and programs of GEHL referred to in the first sentence of Section 6 hereof to the extent that such continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s continued participation in any such plans and programs is barred, and in lieu thereof, Executive shall be entitled to receive for the above period an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by GEHL to him, to his account, or on his behalf over the three (3) fiscal years (or fraction thereof) of GEHL preceding the termination of his employment under such plans and programs from which his continued participation is barred.

        Termination by GEHL for “cause” shall mean termination by action of the GEHL Board of Directors because of the failure of Executive to fulfill his obligations under this Agreement or because of serious willful misconduct by Executive in respect of his obligations under this Agreement, as, for example, the commission by Executive of a felony or the perpetration by Executive of a common-law fraud against GEHL or any major material action (i.e., not procedural or operational differences) taken against the expressed directive of the Board.

        If Executive’s employment is terminated by Executive, as a result of Executive’s death or disability, or by GEHL for cause, Executive’s base salary shall terminate on such date, and Executive’s participation in GEHL’s fringe benefit plans shall terminate in accordance with their terms.

        Section 5.    Change in Control.    In the event a Change in Control, as defined below, occurs during the term of Executive’s employment under this Agreement, the Executive’s term of employment shall be automatically extended to a date which is two years after the occurrence of the Change in Control (such two-year extended term of employment referred to in this Section 5 as the “Change in Control Contract Term”). In addition, upon the occurrence of a Change in Control, (i) the unvested stock options awarded to Executive under the GEHL 1995 Option Plan shall vest, and (ii) all restrictions limiting the exercise, transferability, entitlement or incidents of ownership of any outstanding award, including options, restricted stock, supplemental retirement and death benefits, deferred compensation, or other property or rights granted to the Executive after the date of this Agreement (other than pursuant to plans of general application to salaried employees such as tax-qualified retirement plans, life insurance and the health plan) shall lapse, and such awards shall become fully vested and be held by or for the Executive free and clear of all such restrictions. This provision shall apply to all such property or rights notwithstanding the provisions of any other plan or agreement.

        If Executive’s employment shall be terminated by GEHL without cause (as defined in Section 4) or the Executive shall terminate his employment for Good Reason (as defined below in this Section 5) during the Change in Control Contract Term, or if GEHL shall terminate Executive’s employment without cause within six (6) months before the execution of a definitive purchase agreement that ultimately results in a Change in Control and Executive shall reasonably demonstrate that such termination was in connection with or in anticipation of the Change in Control, Executive shall be entitled to the following paid in a lump sum within 30 days of the date of the Executive’s termination of employment hereunder (the “Termination Date”):

        (a)     The base salary as then in effect under Section 3 hereof (“the Current Base Salary”) through the Termination Date to the extent not theretofore paid;

        (b)     The bonus which would be earned by Executive through the Termination Date computed under GEHL’s bonus plan, ignoring any requirement that Executive be employed through the end of the fiscal year and not reduced for any deferrals which may otherwise be required under the bonus plan;

        (c)     Any compensation previously deferred, including that deferred under any bonus plan as then in effect, which deferrals shall become immediately vested upon the Change in Control, to the extent not previously paid; and

        (d)     Three (3) times the sum of (i) the Current Base Salary and (ii) the highest bonus amount earned by the Executive in any of the five fiscal years which precede the year in which the Termination Date occurs, including any amounts deferred.

        (e)     The present value of the Employee’s benefits under Section 2 of the Employee’s most current Supplemental Retirement Benefit Agreement using a discount rate equal to the “GATT” interest rate that would be used by the Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder.”

        Executive shall also receive, at the expense of GEHL, outplacement services, on an individualized basis at a level of service commensurate with Executive’s most senior status with GEHL during the 180-day period prior to the date of the Change in Control, provided by a nationally recognized senior executive placement firm selected by GEHL with the consent of Executive, provided that the cost to GEHL of such services shall not exceed 20% of Executive’s Current Base Salary. In the alternative, Executive, at his election, may choose to receive the net amount of these services, up to a maximum of $15,000, to be paid as a lump sum within 30 days of the Termination Date as outlined above.

        In addition, for twenty-four (24) months after the Termination Date, GEHL shall provide to the Executive and his family medical benefits at least substantially equal on a pre-tax basis to those provided to him and his family just prior to the date of the Change in Control, whether pursuant to a group plan or individual coverage. Notwithstanding the foregoing, if Executive obtains employment during the 24-month period and family medical benefits are available from the new employer, GEHL’s obligation under this paragraph shall cease for so long as Executive remains employed.

        In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Section 5 and such amounts shall not be reduced (except to the extent set forth in the immediately preceding paragraph) whether or not the Executive obtains other employment. In addition, GEHL will not be entitled to reduce the amounts payable under this Section 5 for any claims or rights it may have against Executive.

        “Change in Control,” for the purposes of this Agreement, shall be defined as one of the following:

        (i)     securities of GEHL representing 25% or more of the combined voting power of GEHL’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

        (ii)    the shareholders of GEHL approve a merger or consolidation of GEHL with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of GEHL (other than a shareholder who is an “affiliate,” as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

        (iii)   the shareholders of GEHL approve the sale of substantially all of GEHL’s assets to a corporation which is not a wholly-owned subsidiary of GEHL; or

        (iv)    any person becomes the “beneficial owner,” as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of GEHL representing twenty-five percent (25%) or more of the combined voting power of GEHL’s then outstanding securities the effect of which (as determined by the Board) is to take over control of GEHL; or

        (v)     during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of GEHL cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        “Good Reason” for the purposes of this Agreement, shall be defined as the occurrence of any one of the following events or conditions after, or in anticipation of, the Change in Control.

        (i)     The removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with GEHL on the date of the Change in Control or any other positions with GEHL to which the Executive shall thereafter be elected, appointed or assigned, except in connection with the termination of his employment for disability, cause, as a result of his death or by the Executive other than for Good Reason;

        (ii)    A good faith determination by the Executive that there has been a significant adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with GEHL from such working conditions or status in effect immediately prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements;

        (iii)   Any material breach by GEHL of any provision of this Agreement;

        (iv)    Any purported termination of the Executive’s employment for cause by GEHL which is determined under Section 16 not to be for conduct encompassed in the definition of cause contained herein;

        (v)     The failure of GEHL to obtain an agreement, satisfactory to the Executive, from any successor or assign of GEHL, to assume and agree to perform this Agreement, as contemplated in Section 11 hereof;

        (vi)    GEHL’s requiring Executive to be based at any office or location which is not within a fifty (50) mile radius of West Bend, Wisconsin, except for travel reasonably required in the performance of Executive’s responsibilities hereunder, without Executive’s consent; or

        (vii)   Any voluntary termination of employment by Executive for any reason where the notice of termination is delivered by Executive to GEHL at any time within ninety (90) days following the six-month anniversary of the Change in Control.

        For purposes of this Section 5, any good faith determination of Good Reason made by the Executive shall be conclusive.

        Section 6.    Benefits.    Executive shall be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, or similar plan or program of GEHL now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

        Furthermore, Executive shall be entitled to other payments, in addition to the base salary above, as provided below:

        (i)     Retirement/Death Benefit.    The Supplemental Retirement Benefit Agreement between Executive and GEHL shall dictate the Retirement/Death benefits other than those provided under the employee benefit plans generally available to all salaried employees. Such Supplemental Retirement Benefit Agreement is specifically referenced and made a part hereof.

        (ii)    Bonus.    Executive shall be entitled to an annual cash bonus as calculated in accordance with the Company’s Executive Compensation Plan or other similar Plan in effect in the event the Executive is employed with GEHL on the last day of the applicable calendar year. Notwithstanding the foregoing, in the event Executive’s employment is terminated during the applicable year as a result of death or disability or by GEHL for any reason other than cause, as defined in Section 4 hereof, or circumstances governed by Section 5 hereof, Executive shall be entitled to a pro rata portion of the bonus which would otherwise have been payable for such calendar year of termination. The pro rata portion shall be equal to the number of completed months in the calendar year through the date of termination divided by twelve (12).

        (iii)   Split Dollar Life Insurance.    Executive, as the insured, a trust for the benefit of Executive’s family (the “Trust”), as the owner, and GEHL have entered into the Split Dollar Insurance Agreement regarding the purchase of a $1 million whole life insurance policy. The Trust shall execute a collateral assignment of such policy to GEHL to secure its interest therein as provided in the Split Dollar Insurance Agreement. Said agreement is specifically referenced and made a part hereof.

        Section 7.    Reimbursement of Expenses.    GEHL shall pay or reimburse Executive for all reasonable travel and other expenses in accordance with GEHL policy. GEHL further agrees to furnish Executive with a private office and a private secretary and such other assistance and accommodations as shall be suitable to the character of Executive’s position with GEHL and adequate to the performance of his duties hereunder.

        Section 8.    Vacation.    Executive shall be entitled to five (5) weeks paid vacation each year.

        Section 9.    Additional Undertakings of Executive; Non-competition Provisions.    Executive agrees that during the term of employment under this Agreement he will apply on a full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in such employment. It is understood that Executive may have other business investments and participate in other business ventures which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder. Executive agrees that during the term of employment and for one (1) year thereafter, or, in the event of termination of his employment by GEHL for cause (as defined in Section 4 above) for two (2) years after such termination, Executive will not, without the prior written approval of the Board of Directors of GEHL, become an owner, officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with GEHL or any subsidiary of GEHL as the business of GEHL or any subsidiary of GEHL may be constituted during the term of employment or at the termination thereof. If Executive’s employment is terminated by GEHL other than for cause (as defined in Section 4 above), he will not be subject to any restrictions under this Section 9.

        If Executive’s employment by GEHL is terminated by him (other than under the circumstances set forth in Section 1 above), in breach of this Agreement during the term of employment, Executive shall not, for a two (2)-year period following such termination, become an owner, officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with GEHL or any subsidiary of GEHL as the business of GEHL or any subsidiary of GEHL may be constituted at the time of such termination.

        For the purposes of this Section 9, a business enterprise with which Executive becomes associated as an owner, officer, employee, agent, partner or director, shall be considered in “substantial direct competition,” if, during a year (adjusted for fractions of a year in respect of a new enterprise) when such competition is prohibited, its sales of any product or service sold by GEHL or any subsidiary of GEHL amount to more than either ten percent (10%) of its (new enterprise) total sales or Ten Million ($10,000,000.00) Dollars.

        Section 10.  Assigns and Successors.    The rights and obligations of GEHL under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of GEHL and GEHL shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that GEHL would be required to perform if no such succession or assignment had taken place.

        Section 11.  Construction.    This Agreement shall be construed under the laws of the State of Wisconsin. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

        Section 12.  Notices.    All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in GEHL’s case, to its Secretary) or by facsimile to the number provided for such purpose by the applicable party or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of Executive, to his last known address as carried on the personnel records of GEHL and, in the case of GEHL, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

        Section 13.  Severability.    Should it be determined that one or more of the clauses of this Agreement is (are) found to be unenforceable, illegal, contrary to public policy, etc., this Agreement remains in full force and effect except for the unenforceable, illegal, or contrary to public policy provisions.

        Section 14.  Limitation on Payments.

        (a)    Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 5 hereof, a national accounting firm designated by GEHL (the “Accounting Firm”) shall compute whether there would be any “excess parachute payments” payable to the Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the total “parachute payments,” within the meaning of Section 280G of the Code, payable to the Executive by GEHL or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to the Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00) or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to the Executive, such lesser amount shall be paid to the Executive. If not reducing the payments hereunder would result in a greater after-tax amount to the Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon GEHL and the Executive subject to the application of Section 22(b) hereof.

        (b)    As a result of the uncertainty in the application of Section 280G of the Code, it is possible that excess parachute payments will be paid when such payment wold result in a lesser after-tax amount to the Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by GEHL to the Executive. The Executive will return the excess to GEHL, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date the Executive received the excess until it is repaid to GEHL.

        (c)    All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by GEHL and GEHL shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Executive in the year of receipt of the payments, unless the Executive agrees otherwise.

        Section 15.  Governing Law; Resolution of Disputes.    This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be West Bend, Wisconsin or, at the Executive’s election, if the Executive is no longer residing or working in the West Bend, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either West Bend, Wisconsin or in the judicial district encompassing that city in the United Sates among the thirty cities having the largest population (as determined by the most recent United States Census data available at termination date) which is closest to the Executive’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

        Section 16.  Amendment.    Section 17. No modification or amendment to this Agreement may be made without the written consent of the parties hereto.

        Section 17.  Expenses and Interest.    If (i) a dispute arises with respect to the enforcement of Executive’s rights under this Agreement, (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, or (iii) any tax audit or proceeding is commenced that is attributable in part to the application of Section 4999 of the Code, in any case so long as Executive is not acting in bad faith, then GEHL shall reimburse Executive for any reasonable attorney’s fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration award obtained by Executive calculated at the rate of interest announced by M&I Bank, Milwaukee, Wisconsin, from time to time as its prime or base lending rate from the date that payments to Executive should have been made under this Agreement. Within ten days after Executive’s written request therefor, GEHL shall pay to Executive, or such person or entity as Executive may designate in writing to GEHL, Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

        Section 18.   Extended Care Insurance.    GEHL agrees to provide Executive with an extended care insurance policy which will be fully paid up in ten (10) years, providing a $200/day benefit for six (6) years with an annual premium of $6,419.30. GEHL shall pay the premium as long as Executive is employed. Thereafter, it shall be the responsibility of Executive.

        IN WITNESS WHEREOF, GEHL COMPANY has caused this Agreement to be executed by its duly authorized officers, and Executive has hereunto set his hand, all as of the date set forth above.

Attest:	GEHL COMPANY
/s/ M. J. Mulcahy	/s/ Nicholas C. Babson
Its: Secretary	Its: Director: Nicholas C. Babson
/s/ M. J. Mulcahy	/s/ William D. Gehl
Witness as to William D. Gehl	William D. Gehl, Executive

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